Exhibit 5.1

MAUPIN TAYLOR, P.A.
3200 Beechleaf Court, Suite 500
Raleigh, North Carolina  27604

May 26, 2006

VCampus Corporation
1850 Centennial Park Drive
Suite 200
Reston, Virginia  20191

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by VCampus Corporation, a Delaware corporation (the “Company”), with the Securities and Exchange Commission on or about the date hereof (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of 1,250,000 shares of the Company’s Common Stock, $0.01 par value per share (the “Shares”). We understand that the Shares are to be issued pursuant to the Company’s 2006 Equity Incentive Plan. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original of all documents submitted to us as copies thereof.

As your legal counsel, we have examined the proceedings taken, and are familiar with the proceedings proposed to be taken, by you in connection with the sale and issuance of the Shares.

It is our opinion that, upon completion of the proceedings being taken or contemplated by us, as your securities counsel, to be taken prior to the issuance of the Shares, including the proceedings being taken in order to permit such transactions to be carried out in accordance with applicable state securities laws, the Shares, when issued in the manner referred to in the Registration Statement and in accordance with the resolutions adopted by the Board of Directors of the Company, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus relating thereto, and any amendments thereto.

Very truly yours,

/s/ Maupin Taylor, P.A.